410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Christopher B. Lamson as Group Vice President
of Retail and Wholesale

CHICAGO—(January 31, 2022)— Oil-Dri Corporation of America (NYSE: ODC) announces that effective today, Christopher B. Lamson has been appointed as Group Vice President of Retail and Wholesale (“R&W”).

Daniel S. Jaffee, President and Chief Executive Officer commented, “I am pleased to welcome Chris to the Oil-Dri team. In his role as Group Vice President of Retail and Wholesale, Chris will be responsible for overseeing our domestic and Canadian consumer products, industrial, and sports turf businesses. All current general managers within the R&W Products Group will report directly to him. Additionally, he will assume responsibility for our co-packaging business, which includes our 43 year relationship with The Clorox Company.

Chris received his bachelor’s degree in finance from St. Mary’s College of California. He spent 18 years with The Clorox Company in a variety of senior leadership roles including Vice President, General Manager, Food and Charcoal Division and Vice President, General Manager of Clorox’s Walmart Inc. Multi-Functional Customer Team. His most recent experience was with Central Garden and Pet as Senior Vice President and General Manager for private label and branded pet bedding products and accessories.

Chris’ wealth of experience owning the P&L for branded and private label products at world class companies plus his commercial leadership in working with some of the world’s largest retailers will serve him very well in this new role at Oil-Dri.”

About Oil-Dri
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, bleaching clay and fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Company News

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

InvestorRelations@oildri.com
(312) 321-1515
2

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515